                                                                     EXHIBIT 2.3
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                            STOCK PURCHASE AGREEMENT
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                                  By and among

                               AGRIBIOTECH, INC.,

                      ROTHWELL SEEDS INTERNATIONAL COMPANY

                                 as the Buyer,

                                      and

                             1304516 ONTARIO INC.,

                                 as the Seller,

                                      and

                        GABRIEL A. EROS and MARY E. EROS


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                               September 1, 1998
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

                            STOCK PURCHASE AGREEMENT
                            ------------------------

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----


Section 1.   Sale and Purchase of the Shares.............................................1

Section 2.   Closing.....................................................................1

Section 3.   Description of Components of Purchase Price and Other Payments..............2
             (a)   Payment of Purchase Price to Seller at Closing........................2
             (b)   Portion of Purchase Price to be Held in Escrow........................2
             (c)   Lock-Up of ABT Shares.................................................2
             (d)   Guaranty of Net Proceeds..............................................3
             (e)   Non-Competition Agreement.............................................3
             (f)   Employment Agreements.................................................4

Section 4.   Representations and Warranties of Seller and the Shareholders...............4
             (a)   Ownership of Shares...................................................4
             (b)   Capacity; Organization; Standing; Capitalization......................4
             (c)   Legal Proceedings.....................................................6
             (d)   Encumbrances..........................................................6
             (e)   Trade Names, etc......................................................6
             (f)   Patents, etc..........................................................7
             (g)   Financial Statements..................................................7
             (h)   Absence of Certain Changes............................................8
             (i)   Tax Matters...........................................................8
             (j)   Accounts Receivable and Inventory....................................11
             (k)   Title and Condition of Properties....................................11
             (l)   Description of Material Contracts....................................12
             (m)   Default; Violations or Restrictions..................................14
             (n)   Court Orders and Decrees.............................................14
             (o)   Books and Records....................................................14
             (p)   Benefit Plans........................................................14
             (q)   Insurance............................................................17
             (r)   Rights of Third Parties..............................................17
             (s)   Powers of Attorney...................................................17
             (t)   Labor Matters........................................................17
             (u)   Relationships with Vendors and Customers.............................18
             (v)   Approvals and Authorizations.........................................18
             (w)   Compensation Plans...................................................18
             (x)   Governmental Licenses................................................18
             (y)   Brokers..............................................................18
             (z)   Compliance With Laws.................................................19
             (aa)  Guarantees...........................................................20

                                    -(ii)-


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

             (bb)      Benefits.........................................................20
             (cc)      Schedules........................................................20
             (dd)      Accuracy.........................................................20
             (ee)      No Legal or Tax Advice...........................................20

Section 5.   Representations and Warranties of Buyer and ABT............................20
             (a)       Capacity.........................................................21
             (b)       Organization.....................................................21
             (c)       Consents and Approvals...........................................21
             (d)       Legal Proceedings................................................21
             (e)       Binding Obligation...............................................22
             (f)       Brokers; Finders.................................................22
             (g)       Accuracy.........................................................22

Section 6.  Survival of Representations and Warranties; Indemnification.................22
            (a)        Survival of Representations and Warranties.......................22
            (b)        Indemnity by Seller and the Shareholders.........................23
            (c)        Indemnification by Buyer.........................................23
            (d)        Defense of Claims................................................23

Section 7.  Covenants of Seller and the Shareholders....................................24
            (a)        Further Assurances...............................................24
            (b)        Access to the Company; Confidentiality...........................24
            (c)        Conduct of Business Pending Closing..............................25
            (d)        Closing Documents................................................25
            (e)        Tax Returns......................................................25

Section 8.  Covenants of Buyer..........................................................25
            (a)        Closing Documents................................................25
            (b)        Noninterference..................................................26
            (c)        Confidentiality..................................................26

Section 9.  Conditions Precedent to the Obligations of Buyer and ABT....................26

Section 10. Conditions Precedent to Seller's and the Company's Obligations..............29

Section 11. Conditions Precedent to Obligations of Seller, Buyer and ABT................30
            (a)        Due Diligence....................................................30
            (b)        No Injunctions...................................................30
            (c)        Consents.........................................................30
            (d)        Corporate Proceedings............................................30

Section 12. Termination.................................................................30

Section 13. Buyer's Obligations at Closing..............................................31

                                     (iii)



Section 14.         Seller's Obligations at Closing...............................   31

Section 15.         Subsequent Events.............................................   31

Section 16.         Parties in Interest...........................................   32

Section 17.         Entire Agreement..............................................   32

Section 18.         Governing Law.................................................   32

Section 19.         Expenses......................................................   32

Section 20.         Arbitration...................................................   32

Section 21.         Severability..................................................   33

Section 22.         Notices.......................................................   33

Section 23.         Non-Waivers...................................................   34

Section 24.         Assignment....................................................   34

Section 25.         Disclosure....................................................   35

Section 26.         Miscellaneous.................................................   35
                    (a) Further Assurances........................................   35
                    (b) Headings..................................................   35
                    (c) Counterparts..............................................   35


                                    -(iv)-


Exhibits                           Description
--------                           -----------

Exhibit 3(b)                       Form of Escrow Agreement
Exhibit 3(c)                       Form of Lock-Up Agreement
Exhibit 3(d)(i)                    Form of Guarantee Agreement
Exhibit 3(d)(iii)                  Form of Security Agreement
Exhibit 3(e)(i), (ii) and (iii)    Non-Competition Agreements
Exhibit 3(f)                       Form of Employment Agreement
Exhibit 4(k)                       Leases of Real Property
Exhibit 9(h)                       Opinion of Counsel to Sellers and the Corporation
Exhibit 10(d)                      Opinion of Counsel to Buyer
Exhibit 10(g)(i) and (ii)          Non-Qualified Stock Option Agreements
Exhibit 20                         Rules for Arbitration

Schedules
---------

Schedule 4(b)(i)                   Consents of Other Persons
Schedule 4(b)(ii)                  Interest in Other Entities
Schedule 4(c)(i)                   Legal Proceedings, Seller and/or Corporation as Party
Schedule 4(c)(ii)                  Complaints, Claims, etc. from Customers,
                                   Purchasers, etc.
Schedule 4(c)(iii)                 Claims Related to Products or Services
Schedule 4(d)                      Encumbrances
Schedule 4(e)                      Trademarks, Trade Names
Schedule 4(f)                      Patents, PVPA Certificates, etc.
Schedule 4(g)                      Financial Statements
Schedule 4(h)                      Material Adverse Changes
Schedule 4(i)                      Tax Matters
Schedule 4(k)                      Real Property Owned or Leased;
                                   Personal Property Leased
Schedule 4(l)                      Material Contracts
Schedule 4(p)                      Pension & Profit Sharing Plan
Schedule 4(q)                      Insurance Policies
Schedule 4(r)                      Rights of Third Parties
Schedule 4(s)                      Powers of Attorney
Schedule 4(w)                      Compensation Plans
Schedule 4(x)                      Governmental Licenses
Schedule 4(z)                      Compliance with Laws
Schedule 4(aa)                     Guarantees by Sellers of Obligations of the Corporation
Schedule 4(bb)                     Benefits

          STOCK PURCHASE AGREEMENT dated September 1, 1998, among 1304516 Ontario Inc., an Ontario corporation "Seller"), Gabriel A. Eros and Mary E. Eros (together the "Shareholders" and individually, a "Shareholder"), AgriBioTech, Inc., a Nevada corporation ("ABT") and Rothwell Seed International Company, a Nova Scotia limited company and a wholly-owned subsidiary of ABT ("Buyer").

                                   RECITALS:

          A. Seller owns 4,300 Class A shares and 100 common shares (collectively, the "Shares") of Oseco Inc., an Ontario corporation (the "Company"), constituting 100% of the Company's outstanding share capital.

          B. Seller desires to sell, and Buyer desires to purchase, the Shares upon the terms, and subject to the conditions, set forth in this Agreement.

          C. Shareholders own all of the outstanding share capital of Seller and desire to induce Buyer to purchase the Shares from Seller.

          Accordingly, in consideration of the recitals, representations, warranties and covenants of the parties set forth in this Agreement, the parties agree as follows:

SECTION 1.  SALE AND PURCHASE OF THE SHARES.

        (a) Upon the terms, and subject to the conditions, set forth in this Agreement, at the Closing (as hereinafter defined), Seller will sell, assign and transfer to Buyer, and Buyer will purchase from Seller, the Shares, constituting 100% of the outstanding share capital of the Company, free and clear of all liens, security interests, pledges, charges, claims, options, warrants and other rights to purchase, or otherwise acquire or to sell the Shares and other encumbrances of any kind whatsoever.

        (b) The purchase price (the "Purchase Price") for the Shares is $6,560,000, payable as provided in Section 3 hereof.

        (c) All references herein to "$" or "dollars", unless otherwise indicated, means currency of the Government of Canada which is legal tender in Canada for the payment of public and private debts.

SECTION 2. CLOSING. The closing of the sale and purchase of the Shares (the "Closing") shall take place at Fasken Campbell Godfrey, Toronto-Dominion Centre, Toronto, Canada on or before September 1, 1998 (the "Closing Date") at 9:00 AM or at such later date and time or other location as may mutually be agreed to by the parties.

SECTION 3.  DESCRIPTION OF COMPONENTS OF PURCHASE PRICE AND OTHER PAYMENTS.

       (a) Payment of Purchase Price to Seller at Closing. Upon the satisfaction by the parties of their respective closing conditions under this Agreement, Buyer shall pay to Seller the Purchase Price as follows:

          (i) $4.5 Million, of which $4.2 Million shall be payable to Seller in immediately available funds by electronic funds transfer to a deposit account with a Canadian chartered bank notified to ABT at least two business days prior to the Closing date or by other method reasonably acceptable to Seller and $300,000 shall be deposited with Buyer's counsel as escrow agent pursuant to
Section 3(b) hereof.

         (ii) $2.06 Million, payable by the delivery of one or more share certificates representing 100,000 shares of the common stock, par value U.S. $.001 per share, of ABT (the "ABT Shares") registered in Seller's name and endorsed with a legend restricting transfer of the ABT Shares except in compliance with applicable United States and Canadian federal, state and provincial securities laws.

       (b) PORTION OF PURCHASE PRICE TO BE HELD IN ESCROW. At the Closing, Buyer will set aside and transfer $300,000 from the Purchase Price to Holmested & Sutton, as escrow agent (the "Escrow Agent"), pursuant to the terms of the escrow agreement in the form of EXHIBIT 3(b) hereto (the "Escrow Agreement"), $300,000 from the Purchase Price for the benefit of Buyer as described below (the "Escrow Funds").

       (c)  LOCK-UP OF ABT SHARES.

           (i) Resales of the ABT Shares shall be made pursuant to the terms of a Lock- Up Agreement, in the form of EXHIBIT 3(c) hereto (the "Lock-Up Agreement"), among Seller, the Shareholders and ABT, according to the following schedule: from the Closing Date through December 31, 1998 (the "No-Sale Period"), no ABT Shares shall be sold; beginning January 1, 1999, Seller may sell up to an aggregate of 7,000 ABT Shares per week until all the ABT Shares received hereunder have been sold.

          (ii) All sales of ABT Shares shall be made by means of "in-the-market" transactions. "In-the-market" means a sale made on the NASDAQ Stock Market through customary trading channels. Seller and Shareholders will not knowingly sell any ABT Shares to a resident of Canada. ABT agrees that it will file with the United States Securities and Exchange Commission a supplement to its Registration Statement on Form S-4 (No. 333-61097) listing the Seller as a selling stockholder under such registration statement prior to the end of the No-Sale Period.

         (iii) Any sale of ABT shares in violation of the Lock-Up Agreement shall constitute an event of default under this Stock Purchase Agreement and the Lock-Up Agreement. All proceeds in excess of U.S. $15.75 per share from all sales of ABT Shares, regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default shall promptly be paid in cash to ABT. Inasmuch as the violation of the Lock-Up Agreement by the Seller will cause serious and substantial damages to ABT, and it will be difficult, if not impossible, to prove the amount of such damages, the foregoing is agreed to as liquidated damages and not as a penalty.

         (iv) Seller will, and the Shareholders will cause Seller to, forward to Buyer and ABT all customary documentation reflecting each sale of ABT Shares within 10 business days after receipt of such documentation by Seller.

    (d)  GUARANTY OF NET PROCEEDS.

         (i) ABT will guarantee, pursuant to the terms of the price guaranty agreement, in the form of EXHIBIT 3(d)(i) hereto (the "Price Guaranty Agreement"), that the Net Proceeds (defined as the remainder of the gross sales price after deduction of customary sales commissions and any applicable stock transfer and sales taxes) from all sales of ABT Shares, when made in accordance with the terms of the Lock-Up, shall be no less than $2.06 per million (the "Guaranteed Price"). In consideration of the Price Guaranty Agreement, Seller agrees that all Net Proceeds from all sales of ABT Shares in excess of $2.06 million will be paid to ABT in cash by Seller in accordance with the terms of the Price Guaranty Agreement.

        (ii) In accordance with the terms of the Price Guaranty Agreement, provided that all of the ABT Shares have been sold by Seller prior to June 1, 1999 (or later date as provided in the Lock-Up Agreement) and the requisite documentation pertaining to such sales has been provided to ABT by Seller as required by SECTION 3(c)(iv), Buyer will pay to Seller in cash any deficit in the Guaranteed Price or Seller will pay to ABT cash for any Net Proceeds in excess of the Guaranteed Price in accordance with the terms of Section 2 of the Price Guaranty Agreement (or such later date as provided in the Lock-Up Agreement). Any payment by Seller to Buyer pursuant to this provision shall be deemed a reduction of the Purchase Price. Deficits shall be calculated as provided in the Price Guaranty Agreement.

       (iii) Until Seller has received an aggregate of $2,060,000 from all sales of ABT Shares made pursuant to the Lock-Up Agreement, the obligations of Buyer and ABT under the Price Guaranty Agreement shall be secured by a first priority security interest, wherever reasonably possible, on the fixed assets and equipment of the Company pursuant to the terms of a security agreement (the "Security Agreement") in the form of EXHIBIT 3(d)(iii) attached hereto.

    (e) NON-COMPETITION AGREEMENT. At the Closing, Seller and each of the Shareholders hereby agrees to enter into the Non-Competition Agreements with Buyer and ABT attached hereto as EXHIBITS 3(e)(i), (ii) and (iii).

          (f) EMPLOYMENT AGREEMENTS. In addition to the foregoing, each of Gabriel A. Eros and Paul Eros will enter into an Employment Agreement with the Company in the form annexed hereto as EXHIBIT 3(f).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS. The Seller and the Shareholders, jointly and severally, warrant and represent to Buyer and ABT as follows, each such representation and warranty being deemed to be material and to have been relied upon by Buyer and ABT (as used herein, "Seller's and the Shareholders' best knowledge" or "to the best knowledge of the Seller and the Shareholders" means information actually known by such persons after due inquiry).

          (a) OWNERSHIP OF SHARES. Seller is the owner, beneficially and of record, of the Shares, which constitute 100% of the issued and outstanding share capital of the Company. The Shares have been duly authorized and are validly issued, fully paid and non-assessable. The Shares have not been pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against, or in respect of, the Shares. There are no options, warrants, rights of subscription or conversion, puts, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which Seller or the Company and/or any Shareholder is a party, or by which the Seller, the Company or any Shareholder is bound, relating to the issuance, voting or sale of the Shares or any authorized but unissued capital shares of the Company or of any securities representing the right to purchase or otherwise receive any such capital shares. There are no shareholders agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, that have not been disclosed to Buyer, relating to the voting, issuance, acquisition or disposition of shares of the Company and/or its Subsidiary (as defined below) or the conduct or management of the Company and/or the Subsidiary or their respective boards of directors. Seller has, and at the Closing will have, good and marketable legal and beneficial ownership and title to the Shares and full right to transfer title to the Shares, subject to any restrictions imposed by Canadian provincial securities laws, free and clear of all liens, mortgages, charges, liabilities, claims, security interests, options, warrants or other rights to purchase or otherwise acquire the Shares and other encumbrances of any nature whatsoever. The sale, conveyance, transfer and delivery of the Shares by Seller to Buyer pursuant to this Agreement will transfer full legal and beneficial right, title and interest in the Shares to Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests options, warrants or other rights to purchase or otherwise acquire the Shares and other encumbrances of any nature whatsoever.

          (b) CAPACITY; ORGANIZATION; STANDING; CAPITALIZATION. Each Shareholder has full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the transactions contemplated hereby, and to consummate such transactions, and, except as set forth in SCHEDULE 4(b) of this Agreement, no consent, waiver, release or joinder of any other persons is required in connection with any of the foregoing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario with full corporate power and authority to own the Shares, conduct its operations as presently conducted, to enter into this Agreement and each other agreement and instrument to be executed and delivered by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. Seller has taken all necessary corporate action on its part to authorize the execution and delivery by it of this Agreement and of each other agreement and instrument to be executed and delivered by it pursuant to this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. No consent, waiver, release or joinder of any other person is required in connection with the execution and delivery by Seller of this Agreement and the Other Documents (as defined below), the performance of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby. Except as set forth on SCHEDULE 4(b), neither Seller, nor any Shareholder nor the Company has any interest in any entity, other than the Company engaged, directly or indirectly, in businesses competitive with those of the Company, Buyer or ABT. This Agreement has been, and each of the other agreements and instruments executed hereunder (the "Other Agreements") will at the Closing be, duly executed and delivered by Seller and the Shareholders to the extent such person or persons are parties hereto or thereto. This Agreement constitutes, and each of the Other Agreements will constitute, the legal, valid and binding obligation of Seller and the Shareholders to the extent such person or persons are parties hereto or thereto, enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles.

          The Company has only one Subsidiary, Precision Seed Coaters, Inc., an
Arizona corporation (the "Subsidiary").   Each of the Company and the Subsidiary
is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by it requires such qualification. The Articles of Incorporation of each of the Company and the Subsidiary and all amendments thereto, certified by the Director under the Business Corporations Act (Ontario) or other appropriate official of the jurisdiction of its incorporation and the by-laws, as amended to the date of this Agreement, of each of the Company and the Subsidiary, certified by the Secretary of the Company or the Subsidiary, as applicable, and the minutes and share records of the Company and the Subsidiary, delivered to Buyer and ABT are complete and correct. Each of the Company and the Subsidiary has all necessary licenses and authority to operate its business as now being conducted and as will be conducted after the Closing, assuming such business is conducted as now operated. The authorized capital of the Company consists of an unlimited number of Class A shares and 40,000 voting common shares, of which 4,300 Class A shares and 100 common shares are issued and outstanding. All of the issued and outstanding shares in the capital of the Company are owned by Seller and are duly and validly issued, fully paid and non-assessable. The authorized and issued capital of the Subsidiary is as specified on SCHEDULE 4(b). The Company owns 100% of the outstanding shares of the Subsidiary free and clear of all liens, mortgages, charges, liabilities, claims, security interests, options, warrants or other rights to purchase or otherwise acquire the shares of the Subsidiary and other encumbrances of any nature whatsoever.

     (c)  LEGAL PROCEEDINGS.

          (i) Except as set forth in SCHEDULE 4(c)(i) of this Agreement, none of the Seller, the Shareholders in their capacities as shareholders, officers or directors of the Company, the Company or the Subsidiary is a party to any pending litigation, arbitration or administrative proceeding or, to the best the knowledge of Seller and the Shareholders, to any investigation, and no such litigation, arbitration or administrative proceeding or investigation that might result in any material adverse change in the financial condition, business or properties of the Company and its subsidiaries, taken as a whole, is threatened.

         (ii) Except as disclosed in SCHEDULE 4(c)(ii) to this Agreement, none of Seller, the Shareholders or the Company has any knowledge, or has not received notice, of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of the Company or the Subsidiary, any purchaser of goods or services from the Company or the Subsidiary, any employee or independent contractor significant to the conduct or operation of the Company or the Subsidiary or its businesses or any party to any agreement to which the Company or the Subsidiary is a party.

        (iii) Except as disclosed in SCHEDULE 4(c)(iii), there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed by the Company or the Subsidiary.

         (iv) Except as disclosed in SCHEDULE 4(c)(iv), neither the Company nor the Subsidiary is under any obligation with respect to the return of goods in the possession of customers.

     (d) ENCUMBRANCES. Except as disclosed in SCHEDULE 4(d), there are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Company or the Subsidiary are subject.

     (e) TRADE NAMES, ETC. Each of the Company and the Subsidiary owns or is licensed or otherwise entitled to use the trade names, trademarks, service marks, assumed names, copyrights and registrations therefor, if any (collectively "Trademarks") specified in SCHEDULE 4(e), which Schedule is a complete and correct list of all such assets. The Trademarks have been duly issued and have not been canceled, abandoned or otherwise terminated, except as otherwise indicated in SCHEDULE 4(e). SCHEDULE 4(e) also completely and correctly lists all licenses and agreements relating to any of the Trade Names. Neither the Company nor the Subsidiary is in default under any of the licenses or agreements relating to the Trademarks as listed in SCHEDULE 4(e) and all of such licenses and agreements are in effect. Neither the Company nor the Subsidiary has granted, or will grant prior to the Closing, licenses or other rights to use such Trademarks. No other Trademarks are either owned or used by the Company or the Subsidiary. To the best knowledge of Seller and the Shareholders, neither the operation of its business by the Company or the Subsidiary infringes on the Trademarks of any third party. No claim has been made that there is any such infringement. To the best knowledge of Seller and the Shareholders, no Trademark of any other person infringes any Trademarks owned or used by the Company or the Subsidiary.

        (f) PATENTS, ETC. Each of the Company and the Subsidiary own or is licensed or otherwise entitled to use the inventions, letters patent, applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, Plant Breeders' Rights Act ("PBRA") certificates of registration, Plant Variety Protection Act ("PVPA") Certificates, know-how and other industrial property rights (collectively "Patents") necessary for the conduct of its business as set forth in SCHEDULE 4(f), which Schedule is a complete and correct list of all such assets. The Patents have been duly issued and have not been canceled, abandoned or otherwise terminated, except as otherwise indicated in SCHEDULE 4(f). SCHEDULE 4(f) also completely and correctly lists all licenses and agreements relating to any of the Patents. Neither the Company nor the Subsidiary is in default under any of the licenses or agreements relating to the Patents as listed in SCHEDULE 4(f)
and all of such licenses and agreements are in effect.   Neither the Company nor
the Subsidiary has granted, or will grant prior to the Closing, licenses or other rights to use such Patents. No other Patents are owned or used by the Company or the Subsidiary. To the best of the knowledge of Seller and the Shareholders, the operation of the business of the Company or the Subsidiary does not infringe on the patent rights of any third party. No claim has been made that there is any such infringement. To the best of the knowledge of Seller and the Shareholders, no Patent of any person infringes any Patent owned or used by the Company or the Subsidiary.

        (g)  FINANCIAL STATEMENTS.

             (i) The consolidated and consolidating financial statements of the Company and the Subsidiary as of and for the periods ended June 30, 1997, 1996, 1995, and 1994, together with the related notes and schedules, and the consolidated and consolidating financial statements of the Company and the Subsidiary as of and for the period ended March 31, 1998 together with the related notes and schedules

(collectively, the "Financials"), true and complete copies of which are attached hereto as SCHEDULE 4(g) and except as disclosed on SCHEDULE 4(g), (A) have been prepared on the basis stated therein and are in accordance with the books of account and records of the Company; (B) present fairly, and are accurate and complete statements of, the financial condition and the results of operations of the Company and the Subsidiary as at and for the periods therein specified; and
(C) do not include or omit to state any fact which renders the Financials misleading.

          (ii) Except as and to the extent shown or provided for in the Financials or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or for such current liabilities as may have been incurred since March 31, 1998 in the ordinary course of business, neither the Company nor the Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of the Company or the Subsidiary; as of March 31, 1998, there was no asset used by the Company or the Subsidiary in its operations that has not been reflected in the Financials, and, except as set forth in the Financials, no assets have been acquired by the Company or the Subsidiary since such date except in the ordinary course of business.

         (iii) Except as disclosed in the Financials, there has been no decrease in stockholders' equity as compared with the amount shown for such shareholders' equity as at March 31, 1998 and no material adverse changes in the financial position of the Company and the Subsidiary, taken as a whole, since March 31, 1998.

         (iv) The Financials do not include any assets, liabilities, income or expenses of any entity other than the Company and the Subsidiary. All transactions between or among the Company, the Subsidiary and any other entity in which any Shareholder is an officer and/or director or in which Seller or any Shareholder, directly or indirectly, has an equity interest have been at prices no less favorable to the Company or the Subsidiary than could have been obtained from any independent third party.

    (h) ABSENCE OF CERTAIN CHANGES. Except as disclosed on SCHEDULE 4(h), since March 31, 1998, there has not been any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, earnings, business, prospects or results of operations of the Company and the Subsidiary, taken as a whole.

    (i)  TAX MATTERS.

         (i) TAX RETURNS. Each of the Company and the Subsidiary has prepared and filed all Tax Returns on time and with all appropriate Governmental Authorities for all fiscal periods through June 30, 1997. Each such Tax Return was correct and complete. True and complete copies of all Tax Returns prepared and filed by the Company and the Subsidiary through June 30, 1998 have been delivered to ABT.

        (ii) PAYMENT OF TAXES.  Except as otherwise indicated on SCHEDULE
4(i), each of the Company and the Subsidiary has paid all Taxes due and payable as reflected on its Tax Returns and have paid all assessments and reassessments it has received in respect of Taxes. Each of the Company and the Subsidiary has paid in full, or made satisfactory provision on the Financials in respect of, all Taxes accruing due on or before the date hereof which are not reflected in its Tax Returns. The provisions for Taxes reflected in the Financials are sufficient to cover all liabilities for Taxes that have been assessed against the Company and/or the Subsidiary, whether or not disputed, or that are accruing due in respect of the business of the Company or the Subsidiary and their respective operations and property during the periods covered by the Financials and all prior periods.

       (iii) REASSESSMENTS. There are no reassessments of Taxes that have been issued and are outstanding. No Governmental Authority has challenged, disputed or questioned the Company in respect of Taxes or of any Tax Returns. Neither the Company nor the Subsidiary is negotiating any proposed assessment or reassessment with any Governmental Authority. None of Seller, the Shareholders, the Company or the Subsidiary is aware of any contingent liabilities of the Company or the Subsidiary for Taxes or any grounds for an assessment or reassessment including aggressive treatment of income, expenses, credits or other claims for deduction under any return, filing or report. None of Seller, the Shareholders, the Company or the Subsidiary has received any notice or other indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits. Neither the Company nor the Subsidiary has executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes. Assessments under the Income Tax Act (Canada) and applicable provincial legislation have been made with respect to the Company or the Subsidiary covering all past periods through the fiscal year ended June 30, 1997, and all taxation years ending in or prior to June 30, 1994 are considered closed by Canadian federal and provincial Governmental Agencies for the purposes of all Taxes and all taxation years ending on or prior to June 30, 1993 are considered closed by Canadian provincial Governmental Authorities for the purpose of all Taxes.

        (iv) WITHHOLDINGS. Each of the Company and the Subsidiary has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law and will continue to do so until the Closing Date and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each of the Company and the Subsidiary has remitted all Canada Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Authority within the time required by the applicable law. Each of the Company and the Subsidiary has charged, collected and remitted on a timely basis all taxes as required by the applicable law on any sale, supply, or delivery whatsoever made by the Company or the Subsidiary and has paid all Taxes as required by the applicable law on any sale, supply or delivery whatsoever received by the Company and/or the Subsidiary.

          (v) RESERVES. There are no circumstances existing which could result in the application of any of section 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Income Tax Act (Canada) or any equivalent provincial provision to the Company or the Subsidiary. Neither the Company nor the Subsidiary has claimed, and will not claim, any reserve under any one or more of subparagraph 40(1(a)(iii), or paragraphs 20(1)(m) or 20(1(n) of the Income Tax Act (Canada) or any equivalent provincial provisions, if any such amount could be included in the income of the Company or the Subsidiary for any period ending after the Closing Date.

         (vi) LOSS UTILIZATION. The only business ever conducted by the Company or the Subsidiary is the business as described on SCHEDULE 4(i). The non-capital losses (as defined in the Income Tax Act (Canada) and any equivalent provincial taxing statute) were incurred by the Company or the Subsidiary only in carrying on such business.

        (vii) ELECTIONS. Except as disclosed on SCHEDULE 4(i), neither the Company nor the Subsidiary has ever made or filed any election under section 83 or section 85 of the Income Tax Act (Canada) or any equivalent provincial provision. Neither the Company nor the Subsidiary will file any such election before the Closing Date.

       (viii) RETAIL SALES TAX. Each of the Company and the Subsidiary has paid all Taxes imposed by the Retail Sales Tax Act (Ontario) and other relevant provincial tax statute(s) on the acquisition of its tangible personal property as defined in such statute, and none of its tangible personal property has been transferred at any time on a tax-exempt basis under the provisions of section 13 of Regulation 1013 to the Retail Sales Tax Act (Ontario), or any predecessor thereof, or under a similar provision of any other relevant provincial tax statute.

         (ix) NON-ARM'S LENGTH TRANSACTIONS. Except as disclosed on SCHEDULE 4(i), neither the Company nor the Subsidiary has ever acquired or had the use of any of its assets from a person ("a Related Person") with whom the Company or the Subsidiary was not dealing at arm's length, as determined under the Income Tax Act (Canada). Neither the Company nor the Subsidiary has ever disposed of any asset to a Related Person for proceeds less than the fair market value of that asset. Neither the Company nor the Subsidiary shall either acquire or dispose of any of its assets to any Related Person prior to the Closing Date.

          (x) TAX STATUS. The Seller is not a non-resident of Canada as defined in Income Tax Act (Canada). The Company is a registrant for purposes of the goods and services tax provided for under the Excise Tax Act and their registration numbers are as set forth in SCHEDULE 4(i).

          (xi) TAX ACCOUNTS AND TAX ATTRIBUTES. SCHEDULE 4(i) accurately sets out the paid-up capital of all of the issued and outstanding shares of the Company and the Subsidiary for the purposes of the Income Tax Act (Canada) or any equivalent provincial provision.

         (xii) DEFINITIONS. For purposes of this SECTION 4(i), "Taxes" means all taxes and similar governmental charges, including

          (A) Canadian federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, tangible, withholding, payroll, employer health, transfer, sales, use, excise, consumption, anti-dumping, countervailing and value added taxes, all other taxes of any kind for which the Company and/or the Subsidiary may have any liability imposed by Canada or any province, municipality, country or foreign government or subdivision or agency thereof, whether disputed or not;

          (B) assessments, charges, duties, fees, imposts, levies or other governmental charges; and

          (C) all Canada Pension Plan contributions and employment insurance premiums;

          (D)  interest, penalties or additions associated with the foregoing.

       (j) ACCOUNTS RECEIVABLE AND INVENTORY.

          (i) ACCOUNTS RECEIVABLE. The accounts receivable of the Company and the Subsidiary reflected in the Financials as at March 31, 1998 and the accounts receivable acquired by the Company and the Subsidiary since such date are valid subsisting claims for the aggregate amounts thereof reflected in the Financials, net of the reserves or allowances for doubtful receivables reflected in the Financials or thereafter in the books and records of the Company and the Subsidiary uniformly maintained in accordance with the financial statements, accounted for in accordance with GAAP, consistently applied, and neither Seller or the Shareholders know of any reason that would make such accounts receivable, net of such amounts as the Company and/or the Subsidiary has reserved on its books as of March 31, 1998, taken as a whole, not collectible.

         (ii) INVENTORY. The inventory of the Company and the Subsidiary reflected in the Financials as at March 31, 1998, and the inventory acquired by the Company and the Subsidiary since such date (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financials, (c) is marketable or adequate provision for obsolescence has been provided and (d) Seller and the Shareholders know of no reason that would make such inventory (net of such amounts as the Company and/or the Subsidiary has reserved on its books as of March 31, 1998) taken as a whole, not marketable.

          (k) TITLE AND CONDITION OF PROPERTIES. Neither the Company nor the Subsidiary owns any real property, except as disclosed on SCHEDULE 4(k). Except as disclosed on SCHEDULE 4(k), each of the Company and the Subsidiary has good and marketable title to all assets, real, mixed, tangible and intangible, reflected in the Financials and all assets acquired subsequent to March 31, 1998, which have not been disposed of in the ordinary course of business since March 31, 1998, which assets are not subject to any mortgage, lien, claim, security interest, fixed or floating charge, debenture, conditional sales agreement, easement, right-of-way or other encumbrance, except as disclosed on
SCHEDULE 4(k). SCHEDULE 4(k) contains a complete and accurate list of all leases and other agreements under which the Company or the Subsidiary is a lessee of any real or personal property. Except as disclosed on SCHEDULE 4(k), each of the real property and personal property leases and agreements is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto. All equipment and other tangible personal property which are material to the business, operations or condition (financial or otherwise) of the Company and the Subsidiary are in good operating condition and, subject to routine maintenance and ordinary wear and tear, have been maintained in accordance with reasonable industry standards and are suitable for the purpose for which they are used. Except as disclosed in SCHEDULE 4(k), none of Seller, the Shareholders or the Company is aware of, or has received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the business of the Company or the Subsidiary or its owned or leased real or personal properties, with which the Company or the Subsidiary has not complied.

          (l) DESCRIPTION OF MATERIAL CONTRACTS. Except for contracts of purchase and sale entered into in the ordinary course of business of the Company and the Subsidiary, none of which is, individually or in the aggregate, materially adverse to the Company and the Subsidiary, taken as a whole, SCHEDULE 4(l) contains a complete and correct list as of the date hereof of all agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or, oral, to which the Company or the Subsidiary is a party, under which the Company or the Subsidiary has any rights or by which it or any of its properties is bound, as of the date hereof: (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (ii) employment and consulting agreements with annual compensation in excess of $10,000; (iii) collective bargaining agreements; (iv) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of employees

(whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase by the Company or the Subsidiary of materials, supplies or finished products exceeding $5,000 in the aggregate from any one person; (vii) agreements, orders or commitments for the sale by the Company or the Subsidiary of its products or services exceeding $5,000; (viii) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $5,000 in the aggregate);
(ix) agreements relating to research and development; (x) agreements relating to PBRA certificates of registration or licenses or other rights to use PBRA certificates of registration; (xi) agreements relating to the payment of royalties; (xii) seed purchase contracts or other contracts with growers; (xiii) brokerage or finder's agreements; (xiv) joint venture agreements; and (xv) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by the Company or the Subsidiary of more than $5,000. The Company has made available to Buyer and ABT complete and correct copies of all written agreements, contracts, commitments, obligations and undertakings, together with all amendments thereto, listed on the Schedules hereto, and such Schedules contain complete and accurate descriptions of all oral agreements listed on such Schedules. All such agreements, contracts, commitments, obligations and undertakings are in full force and effect and, except as disclosed in SCHEDULE 4(l), all parties to, or otherwise bound by, such agreements, contracts, commitments, obligations and undertakings have performed all obligations required to be performed by them to date and neither the Company nor the Subsidiary thereof is in default thereunder and no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, could result in) a default or right of cancellation, acceleration or loss of contractual benefits under, any such contract, agreement, lease commitment, obligation or undertaking. There has been no threatened cancellations thereof, and there are no outstanding disputes under any such contract, agreement, lease, commitment, obligation or undertaking. Except as set forth in SCHEDULE 4(l), no consent or approval of any party is required under any such contract, agreement, commitment, obligation or undertaking which would make any thereof not binding and in full force and effect as of the Closing Date. Any contracts, agreements, leases, commitments or undertakings held in the name of Seller or any Shareholder and set forth in the Schedules hereto (the "Material Agreements") shall be assigned to either Buyer or the Company at or prior to the Closing Date.

          Except as otherwise set forth in SCHEDULE 4(l), each contract, lease, instrument and commitment required to be described in the Schedules hereto is, on the date hereof, and will be at the Closing, in full force and effect and is and will constitute a valid and binding obligation of the Company or the Subsidiary and the respective parties to such agreements, and there is not, under any such contract, lease, instrument or commitment, any existing default by the Company or the Subsidiary or such other parties or any event that, with notice, lapse of time or both, would constitute a default by the Company or the Subsidiary or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.

          No agreement, contract, commitment, obligation or undertaking listed on the Schedules hereto which the Company or the Subsidiary is a party or by which it or any of its assets is bound or affected, except as specifically set forth in SCHEDULE 4(l), contains any provision which materially adversely affects or in the future may (so far as Seller, the Shareholders and the Company can reasonably now foresee) materially adversely affect the condition, properties, assets, liabilities, business, operations or prospects of the Company or the Subsidiary following the date hereof and upon the Closing Date. Furthermore, to the best of the knowledge of Seller and the Shareholders, the material suppliers, customers and clients of each of the Company and the Subsidiary will continue to supply and purchase from the Company and the Subsidiary after the Closing.

          (m) Default; Violations or Restrictions. The execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby, and the consummation of any of the transactions contemplated hereby or thereby, will not (or with the giving of notice or the lapse of time or both would) result in the breach of any term or provision of the Articles or By-laws of the Company or the Subsidiary, as amended to date, or violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Company or the Subsidiary, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Company, the Subsidiary, any Shareholder or Seller is a party or by which any of them may be bound or affected, or require any consent, approval or notice under any law, rule or order or any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the assets of the Company or the Subsidiary or interfere with or otherwise adversely affect the ability of the Company or the Subsidiary to carry on business after the Closing Date on substantially the same basis as it is now conducted by the Company or the Subsidiary

          (n) COURT ORDERS AND DECREES. Neither the Company nor the Subsidiary has received written or oral notice that there is outstanding, pending, or threatened any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration tribunal against or affecting the Company, the Subsidiary, the Shares or any assets of the Company or the Subsidiary.

          (o) BOOKS AND RECORDS. The books and records of the Company and the Subsidiary are, in all material respects, complete and correct and have been maintained in accordance with good business practice. True and complete copies of the articles of incorporation and by-laws of the Company and the Subsidiary and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of the Company and the Subsidiary are contained in the minute books and stock transfer books that have been delivered to Buyer and ABT for inspection and will be delivered to Buyer at the Closing. The minute books, stock certificate books, stock transfer records and such other books and records as may be requested by Buyer, as exhibited to Buyer and its representatives, are complete and correct in all material respects.

     (p)  BENEFIT PLANS.

          (i) Except as disclosed in SCHEDULE 4(p), neither the Company nor the Subsidiary is a party to or bound by, nor does the Company or the Subsidiary have any liability or contingent liability with respect to, any Benefit Plans that are material to the Business and that impose any binding legal obligation on the Company. SCHEDULE 4(p) contains a true and complete list of all Benefit Plans of the Company and the Subsidiary. None of the Benefit Plans is a registered pension plan (as that term is defined under the Income Tax Act (Canada). Neither the Company nor the Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee or former employee of the Company or the Subsidiary, except such modification or amendment as may be required to be made to secure the continued registration of any existing Benefit Plan with each applicable Governmental Authority.

          (ii) With respect to each of the Benefit Plans, Seller and the Shareholders have delivered to the Buyer true and complete copies of each of the following documents:

          (A)  a copy of the Benefit Plan (including all amendments thereto);

          (B) a copy of all employee communications relating to the Benefit Plan, whether or not such communications have been or are required to be, filed with any applicable Governmental Authority:

          (C) if the Benefit Plan is funded through a trust or any third party funding arrangement, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

          (D) all contracts relating to the Benefit Plans with respect to which the Company or the Subsidiary may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements.

          (iii) None of the Benefit Plans provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former employees of the Company beyond retirement or other termination of service, except for:

            (A)  coverage required by applicable law,

            (B)  death or retirement benefits under any Pension Plan,

            (C) deferred compensation benefits accrued as liabilities in the Financial Statements, or

            (D) benefits the full cost of which is borne by the Employee or former employee (or his beneficiary).

           (iv) To the best of the knowledge of Seller and the Shareholders, there are no pending, threatened or anticipated claims by or on behalf of or against any of the Benefit Plans, including claims by or on behalf of any of the Benefit Plans against any person (other than routine claims for benefits).

            (v) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, except as disclosed on SCHEDULE 4(p), there will be no liability of the Company or the Subsidiary as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing time. With respect to each Benefit Plan not funded through an insurance policy, each of the Company and the Subsidiary has either fully funded such Benefit Plan through a trust or has made appropriate provision for all liability of the Company and the Subsidiary thereunder in the Financials.

           (vi) As used in this Section 4(p) the following words shall have the meanings ascribed to them:

       "Benefit Plans" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including without limitation any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by the

Company and/or the Subsidiary for the benefit of any of the Employees or former employees of the Company and/or the Subsidiary, whether or not insured and whether or not subject to any Applicable Law, except that the term "Benefit Plans" shall not include any statutory plans with which the company is required to comply, including without limitation the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation.

          "Employees" means those employees who are employed by the Company and/or the Subsidiary in their respective businesses at the Closing.

          "Applicable Law" means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or order, or any consent, exemption, approval or license of any Governmental Authority, that applies in whole or in part to the Company, the Subsidiary, any business of the Company and/or the Subsidiary or the manner in which any such business is carried on.

          "Governmental Authority" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever.

          (q) INSURANCE. SCHEDULE 4(q) contains a correct and complete description of all policies of insurance maintained by or on behalf of the Company and/or the Subsidiary or in which the Company and/or the Subsidiary is named as an insured party, beneficiary or loss payable payee. Each of the Company and the Subsidiary have at all times prior to the date hereof maintained, and will at all times prior to the Closing Date, maintain insurance coverage with respect to their respective properties, in respect of liabilities and risks prudently insured against. The policies described in SCHEDULE 4(q) are outstanding and in force as of the date hereof, cover risks normally insured against and are in amounts normally carried and there is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy.

          SCHEDULE 4(q) contains a correct and complete description of all such policies of insurance held by or on behalf of the Company and/or the Subsidiary, premiums paid for such insurance during the last three years and all outstanding insurance claims in excess of $5,000 made by or against the Company and/or the Subsidiary for damage to or loss of property or income which have been referred to insurers or which Seller, the Shareholder or the Company believe to be covered by commercial insurance. SCHEDULE 4(q) also contains a list of all general comprehensive liability policies carried by the Company and/or the Subsidiary for the past three years, including excess liability policies and any agreements, arrangements or commitments under which the Company and/or the Subsidiary indemnifies any other person or is required to carry insurance for the benefit of any other person.

          (r) RIGHTS OF THIRD PARTIES. Other than as disclosed in SCHEDULE 4(r) attached, or specifically provided for in this Agreement, neither the Company nor the Subsidiary has entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Company or the Subsidiary, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Company or the Subsidiary.

          (s) POWERS OF ATTORNEY. Except as disclosed in SCHEDULE 4(s), there are no persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company and/or the Subsidiary.

          (t) LABOR MATTERS. Neither the Company nor the Subsidiary is a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened any labor disputes, strikes or work stoppages that may have a material adverse effect upon the continued business or operation of the Company and/or the Subsidiary. To the best of the knowledge of Seller and the Shareholders, each of the Company and the Subsidiary (i) is in compliance with all applicable Canadian federal and provincial laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not engaged in any unfair labor practices.

          (u) RELATIONSHIPS WITH VENDORS AND CUSTOMERS. Neither the Company, Seller, or any Shareholder has knowledge of any present or future conditions or state of facts or circumstances which would materially adversely affect the Company or the Subsidiary on or after the Closing Date. The relationships of the Company and the Subsidiary with their respective customers, clients and vendors are satisfactory, and neither the Company, Seller nor any Shareholder has any knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. Neither the Company, Seller nor any Shareholder has knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against the Company and/or the Subsidiary. Neither the Company, Seller nor any Shareholder has any knowledge of any present or future condition or state of facts or circumstances which would prevent the business of the Company and/or the Subsidiary from being carried on by Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

          (v) APPROVALS AND AUTHORIZATIONS. Each the Company and the Subsidiary has obtained all necessary consents, approvals and authorizations in connection with the transactions contemplated hereby which are required by law or otherwise in order for the Company and the Subsidiary to continue all of its present businesses as currently conducted following the Closing Date.

          (w) COMPENSATION PLANS. SCHEDULE 4(w) contains a correct and complete description of all compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of the Company and the Subsidiary other those disclosed on SCHEDULE 4(w).

          (x) GOVERNMENTAL LICENSES. SCHEDULE 4(x) contains a correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of the Company and the Subsidiary, and (ii) required in connection with the execution, delivery or performance of this Agreement by Seller and the Shareholders, all of which have been duly obtained by the Company, Seller or the Shareholders, as applicable, and are in full force and effect.

          (y) BROKERS. No agent, broker, investment banker, person, or firm acting on behalf of any of Seller, the Shareholders, or any firm or corporation affiliated with any of them, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby, except for the broker acting for Seller, whose payment is the sole responsibility of Seller.

          (z) COMPLIANCE WITH LAWS.

              (i) Except as disclosed in SCHEDULE 4(z), the operations and activities of each of the Company and the Subsidiary has previously and continue to comply with all applicable United States and Canadian federal, state, provincial and municipal laws, statutes, codes, ordinances, rules, regulations, permits, guidelines, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations relating to occupational safety and health of employees of the Company and the Subsidiary. Neither the ownership of the Company or the Subsidiary, nor the conduct of the business of the Company or the Subsidiary as currently conducted, conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the articles of incorporation or by-laws of the Company or the Subsidiary as presently in effect, or any lien, security interest, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Company or the Subsidiary is a party or by which it may be bound or affected. Neither the Company nor the Subsidiary has received any notice or any other communication from any third party asserting a failure to comply with any Laws, nor has the Company or the Subsidiary received any notice that any governmental authority or other person intends to seek enforcement against the Company and/or the Subsidiary to compel compliance with any such Laws.

          (ii) There are no existing claims, orders, directives, notices or requests or, to the best of knowledge of Seller and the Shareholders, potential claims, orders, directives, notices or requests which may exist against the Company or the Subsidiary, for, with respect to, or as a direct or indirect result of, the presence on, at or under, or the escape, seepage, leakage, spillage, discharge, deposit or emission discharging, from the real property of the Company of any "Hazardous Material."

         (iii) Except as disclosed in SCHEDULE 4(z), since the date first acquired, controlled or leased by the Company, none of Seller, the Company, the Subsidiary or the Shareholders has placed any "Hazardous Material" on or under any real property, at any time owned, controlled or leased by the Company and/or the Subsidiary, and, to the best of knowledge of Seller and the Shareholders, there has been no "Hazardous Material" on or under the real property owned, controlled or leased by the Company or the Subsidiary.

          (iv) Neither the Company or the Subsidiary, nor to the best of the knowledge of the Sellers and the Shareholders, any officer, employee or agent of the Company or the Subsidiary acting on its behalf, nor any other person acting on its behalf within the last three (3) years, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company or the Subsidiary (or assist the Company or the Subsidiary in connection with any actual or proposed transaction) which (i) might subject the Company or the Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past might have had an adverse effect on the assets, business or operation of the Company or the Subsidiary, or (iii) if not continued in the future, might adversely affect the assets, the business or the operations or prospects of the Company or the Subsidiary, or which might subject the Company or the Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

          (aa) GUARANTEES. Except as disclosed in SCHEDULE 4(cc), neither Seller nor any of the Shareholders have personally guaranteed or otherwise become obligated to pay, discharge or satisfy any obligation of the Company or the Subsidiary.

          (bb) BENEFITS. The particulars of all accrued holiday, vacation, sick or other compensation or benefits to which employees of the Company or the Subsidiary are entitled to receive from the Company or the Subsidiary as of June 30, 1998 are set
forth on SCHEDULE 4(bb). The Company has an employee manual which sets forth the Company's policies with respect to its employees of the Company and the Subsidiary, and there are no policies other than as set forth in SCHEDULE 4(bb).

          (cc) SCHEDULES. The respective Schedules to this Agreement (the "Schedules") are complete and accurate and fully and accurately disclose all information required to be disclosed therein pursuant to this Section 4. Sellers and the Shareholders have delivered to ABT and Buyer complete and correct copies of the documents and other material from which such Schedules were compiled.

          (dd) ACCURACY. No representation, warranty, covenant or statement by the Seller and/or the Shareholders in this Agreement, including the Schedules and Exhibits hereto, any of the Other Documents and the certificates furnished or to be furnished to ABT and Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

          (ee) NO LEGAL OR TAX ADVICE. Neither Seller nor the Shareholders are relying on any legal or tax advice from Buyer or ABT in connection with any of the transactions contemplated hereby.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER AND ABT.   Each of Buyer and
ABT jointly and severally warrants and represents to Seller as follows (as used herein, "Buyer's or ABT's best knowledge" or "to the best knowledge of Buyer or ABT" shall mean information actually known by Buyer without due inquiry):

       (a) CAPACITY. Each of Buyer and ABT has all necessary corporate power and authority to execute and deliver this Agreement and the other documents required to be executed by Buyer or ABT in connection herewith, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the memorandum of association or articles of association of Buyer or the certificate of incorporation or by-laws of ABT or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which Buyer or ABT is a party or by which either is bound.

       (b) ORGANIZATION.

          (i) Buyer is a limited company duly incorporated, validly existing and in good standing under the laws of the Province of Nova Scotia, and Buyer has the corporate power and authority to carry on its business as now conducted and to own, or lease and operate the assets now used by it in connection therewith. The

Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification.

          (ii) ABT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. ABT is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

     (c) CONSENTS AND APPROVALS. Except as disclosed in SCHEDULE 5(c), no governmental license, permit or authorization, and no registration or filing with, any court or other governmental authority is required in connection with the execution, delivery or performance of this Agreement by Buyer or ABT. Each of Buyer and ABT has taken all necessary corporate action to authorize the execution and delivery by it of this Agreement and the other agreements and instruments to be executed and delivered by is pursuant to this Agreement, and no consent or other approval of any other party is required to be obtained by Buyer or ABT in connection with the transactions contemplated hereby.

     (d) LEGAL PROCEEDINGS. Neither Buyer nor any of its executive officers or directors, nor ABT nor any of its officers or directors, is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby or that might result in any material adverse change in the financial condition, business or properties of Buyer and ABT, and to the best of knowledge of Buyer and ABT, no such litigation, arbitration, proceeding or investigation is threatened.

     (e) BINDING OBLIGATION. This Agreement has been duly executed and delivered by Buyer and ABT and constitutes the legal, valid and binding obligation of Buyer and ABT, enforceable against Buyer and ABT in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

     (f) BROKERS; FINDERS. No agent, broker, investment banker, person or firm acting on behalf of Buyer or ABT or any firm or corporation affiliated with Buyer or ABT or under the authority of either Buyer or ABT is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

      (g) ACCURACY. No representation, warranty, covenant or statement by Buyer or ABT in this Agreement, including the Schedules and Exhibits hereto and the certificates furnished or to be furnished to Seller and the Shareholders pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

       (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Seller and the Shareholders, or by the Buyer and ABT in this Agreement or any of the Other Documents, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing and any investigation made with respect thereto until the second anniversary of the Closing Date (the "Survival Date"); provided that (i) all representations and warranties made by Seller and the Shareholders in Section 4(z) hereof shall survive the Closing and any investigation made with respect thereto until and through one (1) year after the expiration of the applicable statute of limitations (the "Extended Survival Date"); (ii) all representations and warranties made by Seller and the Shareholders in Section 4(i) hereof shall survive until the day which is 90 days after the relevant Governmental Authority shall no longer be entitled to reassess liability for Taxes against the Company and/or the Subsidiary in respect of any fiscal year ended on or prior to the Closing Date, (iii) all representations and warranties as to the title or ownership of the Shares shall survive the Closing and any investigation made with respect thereto without limitation; and (iv) any representation and warranty, with respect to which a claim for indemnity has been made pursuant to this Section 6 on or before expiration date of the relevant survival period, if any, shall continue in full force and effect. "Governmental Authority" and "Taxes" shall have the meanings ascribed to them in Section 4(i).

          (b) INDEMNITY BY SELLER AND THE SHAREHOLDERS. Provided that the transactions contemplated by this Agreement are consummated, Seller and the Shareholders hereby, jointly and severally, agree to indemnify, defend and hold harmless the Buyer and ABT from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) ("Claims") arising out of or relating to Claims made prior to the Survival Date or the Extended Survival Date, if applicable, in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 or in any agreement, document or certificate executed and delivered by Seller and any of the Shareholders pursuant hereto made by Seller and the Shareholders; and
(ii) the non-performance by the Seller and the Shareholders in any material respect of any covenant, agreement or obligation to be performed by the Seller and/or the Shareholders under this

Agreement or any such agreement, instrument or certificate executed and delivered by Seller and/or any of the Shareholders.

          In addition to the other indemnities provided hereunder, from and after Closing, Seller and the Shareholders, jointly and severally, agree to indemnify and save harmless ABT and the Buyer, and any successors thereto, of and from any Claims under or pursuant to:

           (i) any incorrectness in, or breach of, or default under any representation or warranty made by Seller and the Shareholders in Section 4(i) hereof; and

          (ii) any assessment or reassessment for Taxes relating to the Company, the business carried on by the Company, or the property of the Company for any taxation year ending on or before the Effective Date to the extent that the amount of taxes payable as a result of such assessment or reassessment exceeds the amount accrued as a liability for such taxes in the Financials. "Taxes" shall have the meaning ascribed in Section 4(i).

          (c) INDEMNIFICATION BY BUYER. Provided that the transactions contemplated by this Agreement are consummated, the Buyer hereby agrees to indemnify, defend and hold harmless Seller and the Shareholders from and against all Claims arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by Buyer; (ii) the non-performance by the Buyer in any material respect of any covenant, agreement or obligation to be performed by Buyer under this Agreement; and (iii) any liabilities arising out of the operation of the business of the Company by Buyer after the Closing Date.

          (d) DEFENSE OF CLAIMS. Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

              If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at his expense and through counsel of his own choosing if he gives written notice of his intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

          The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

          Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 6, by the Indemnitee shall be asserted or claimed except to the extent any Claim exceeds, in the aggregate, the sum of $10,000.

          (e) Notwithstanding any provision of this Agreement to the contrary, neither Seller's nor Buyer's maximum liability for indemnification shall exceed the Purchase Price.

SECTION 7. COVENANTS OF SELLER AND THE SHAREHOLDERS. Seller and the Shareholders hereby, jointly and severally, covenant and agree as follows:

          (a) FURTHER ASSURANCES. From time to time following the Closing Date, Seller will, and the Shareholders will cause Seller to, without further consideration, execute and deliver such additional instruments and take such other action as Buyer may reasonably require to convey, assign, transfer and deliver the Shares and otherwise to carry out the terms of this Agreement.

          (b) ACCESS TO THE COMPANY; CONFIDENTIALITY.

              (i) Subsequent to the date hereof and prior to the Closing Date, Seller will, and the Shareholders will cause Seller to, continue to give to Buyer and ABT, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Company and the Subsidiary so that Buyer and ABT may have full opportunity to make such investigation as they shall desire.

          (ii) From and after the date of this Agreement until the Closing or the termination of this Agreement, Seller and the Shareholders will, and will cause the Company and the Subsidiary, affiliates, officers, directors and employees, to maintain the confidentiality of all documents and information of a confidential nature disclosed to the by Buyer and/or ABT in the course of their negotiations and Buyer's and ABT's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information from Buyer or ABT for their own benefit.

      (c) CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the Closing Date, except as expressly disclosed in the Schedules to this Agreement, Seller and the Shareholders will cause the Company and the Subsidiary to conduct their operations as engaged in at the date of this Agreement according to its ordinary course of business, to maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

      (d) CLOSING DOCUMENTS. Provided that Buyer and ABT have fully performed their obligations and the conditions precedent to Seller's obligation to sell the Shares have been satisfied, Seller, the Shareholders and the Company will execute and deliver all instruments and documents required as conditions precedent to the Closing and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

      (e) TAX RETURNS. Buyer will cause to be duly and timely filed all Canadian federal and provincial and other tax returns of any nature required to be filed by the Company and/or the Subsidiary in the proper governmental authorities and cause to be duly and timely paid all taxes shown to be due thereon.

SECTION 8. COVENANTS OF BUYER. The Buyer and ABT hereby covenant and agree as follows:

       (a) CLOSING DOCUMENTS. The Buyer and ABT will execute and deliver all instruments and documents required as a condition precedent to Closing and take all actions required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

       (b) NONINTERFERENCE. The Buyer and ABT will not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 5 of this Agreement, or (ii) would interfere with Buyer's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

       (c) CONFIDENTIALITY. From and after the date of this Agreement until the Closing or the termination of this Agreement, Buyer, ABT and their representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed by Seller or the Shareholders in the course of their negotiations and Buyer's and ABT's due diligence review, and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated hereby and the financing of this transaction. In the event this Agreement is terminated, Buyer and ABT will destroy all copies of documentation which they received from Seller and/or the Shareholders, other than any information pertaining or in any way relating to the breach by Seller and/or the Shareholders of any of their representations, warranties and agreements hereunder, and will not use any confidential information for their own benefit other than for the purpose of defending against any Claim asserted by Seller and/or the Shareholders.

SECTION 9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND ABT. The obligations of Buyer and ABT under this Agreement are subject to the following conditions:

        (a) There shall not have been any breach of the representations, warranties, covenants and agreements of Seller and the Shareholders contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true and complete at all times on and before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

        (b) The Seller and the Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Buyer and ABT and its counsel.

        (c) There shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, earnings, or prospects of the Company and the Subsidiary, taken as a whole.

        (d) There shall be no outstanding actions or threats of action by any party that may materially adversely affect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, earnings or prospects of the Company and the Subsidiary, taken as a whole.

          (e) The Buyer and ABT shall have received certificates dated the Closing Date and signed by Seller and the Shareholders, certifying that the conditions specified in subsections (a), (b), (c) and (d) above have been fulfilled, except to the extent that any nonfulfillment was disclosed in writing to Buyer prior to the Closing Date.

          (f) Seller and the Shareholders shall have obtained and delivered to Buyer and ABT any required consents or approvals of governmental authorities and third parties whose consent or approval is required for the execution, delivery or performance of this Agreement and/or the consummation of the transaction contemplated hereby.

          (g) Buyer and ABT shall have received originals or certified copies, reasonably satisfactory in form and substance to Buyer and ABT, of all such corporate documents of the Company and the Subsidiary as Buyer and ABT shall reasonably require, including without limitation the following:

              (i) the articles of incorporation or other incorporation documents of the Company and the Subsidiary and all amendments thereto and restatements thereof certified as of a recent date by the Director under the Business Corporations Act (Ontario) or other appropriate official of the jurisdiction of its incorporation;

             (ii) the By-laws of each of the Company and the Subsidiary and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Company;

            (iii) certificates of status or good standing issued, as applicable, by the Director under the Business Corporations Act (Ontario) or other appropriate official of the jurisdiction of incorporation, certifying as of a recent date that each of the Company and the Subsidiary is in existence under the laws of the jurisdiction of its incorporation and has not been dissolved;

             (iv) copies of the resolutions of the board of directors and shareholders of Seller authorizing and approving the execution and delivery by Seller of this Agreement and of the agreements and instruments provided for herein, the performance by the Seller of its obligations under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of Seller;

              (v) a certificate of incumbency identifying the officers of the Seller authorized to execute this Agreement and the other agreements and instruments to be executed pursuant hereto immediately before Closing;

          (vi) the articles of Seller and all amendments thereto and restatements thereof certified as of a recent date by the Director under the Business Corporations Act (Ontario);

         (vii) the By-laws of Seller and all amendments thereto and restatements thereof certified as of the Closing Date by the secretary or another officer of Seller;

        (viii) a certificate of status of the Director under the Business Corporations Act (Ontario) certifying as of a recent date that Seller is in existence under the law of that Province and has not been dissolved;

          (ix) copies of resolutions of the board of directors Seller authorizing and approving the execution and delivery by Seller of this Agreement and of the agreements and instruments provided for herein, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, certified as of a recent date by the Secretary or another officer of Seller; and

      (h) The Buyer shall have received a written opinion of counsel for Seller and the Shareholders dated as of the Closing Date, in the form of EXHIBIT 9(h) hereto.

      (i) If requested by Buyer, the Company, the Seller and the Shareholders will have executed and delivered to the Buyer assignments or consents to all of the leases described in SCHEDULE 4(k).

      (j) The Company shall have received the assignments of Material Agreements, in accordance with SECTION 4(l) hereof and shall have delivered the consent of any third party required under any contract, agreement, commitment, lease or undertaking disclosed on SCHEDULE 4(l) hereto.

      (k) If requested by Buyer, Seller and/or Shareholders shall have executed and delivered to Buyer the assignment or endorsement in favor of Buyer or the Company of coverage under the insurance policies maintained by the Seller and/or the Shareholders or any of them covering the Company described to in SCHEDULE 4(q) to this Agreement.

      (l) The Company shall have entered into employment agreements or otherwise made arrangements that they deem satisfactory with such "key personnel" of the Sellers as the Buyer deems necessary.

      (m) The Shareholders and Paul Eros shall have executed and delivered to Buyer and ABT the Employment Agreements and Non-Competition required to be executed and delivered at Closing pursuant to Section 3.

      (n) The Shareholders, Buyer, ABT and the Escrow Agent shall have entered into an Escrow Agreement satisfactory to Buyer, ABT and their counsel.

      (o) Prior to the Closing, Buyer shall have received unaudited consolidated financial statements for the Company and the Subsidiary as of and for the period ended June 30, 1998.

      (p) The Shareholders shall have executed and delivered to ABT a Lock-Up Agreement in the form of Section 3(c) hereto and the Company and Ontario Seed Cleaners and Dealers Limited shall entered into a lease for the land and buildings occupied by the Company in Brampton, Ontario satisfactory in form and substance to Buyer and ABT.

      (q) The Company shall have entered into a new lease or extension of its existing lease for its Brampton, Ontario premises at a market value rental acceptable to Buyer and ABT.

SECTION 10. CONDITIONS PRECEDENT TO SELLER'S AND THE COMPANY'S OBLIGATIONS. The obligations of Seller and the Shareholders under this Agreement are subject to the following conditions:

      (a) There shall not have been any breach of the representations, warranties, covenants and agreements of Buyer or ABT contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

      (b) The Buyer and ABT shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Seller.

      (c) Seller shall have received a certificate dated the Closing Date from each of Buyer and ABT, certifying that the conditions specified in Paragraphs 10(a) and 10(b) above have been fulfilled.

      (d) Seller shall have received a written opinion of Snow Becker Krauss P.C., counsel for Buyer and ABT, dated as of the Closing Date, in the form of
EXHIBIT 10(d) hereto, which as to matters of Canadian and Ontario law may rely on the opinion of Fasken Campbell Godfrey, Canadian special counsel to ABT and Buyer.

      (e) Seller shall have received originals or certified copies, reasonably satisfactory in form and substance to Seller, of the following corporate documents of Buyer and ABT:

      (i) a certificate of existence certifying as of a recent date that each of Buyer and ABT is a limited company or corporation, as the case may be, duly organized and validly existing under the laws of its jurisdiction of incorporation;

     (ii) copies of the resolutions of the Board of Directors of each of Buyer and ABT authorizing and approving the execution and delivery by Buyer and ABT of this Agreement and the agreements and instruments provided for herein, the performance by Buyer and ABT of their obligations hereunder and thereunder, certified as of a recent date by the Secretary or another officer of Buyer and ABT, respectively; and

    (iii) certificates of incumbency identifying the officers of Buyer and ABT authorized to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Buyer and ABT pursuant hereto; and

  (f) ABT shall have executed and delivered to the Shareholders the Price Guaranty Agreement in the form of EXHIBIT 3(d)(1) hereto and caused the Company to execute and deliver to the Shareholders the Security Agreement in the form of EXHIBIT 3(d)(2) hereto.

  (g) Buyer and ABT shall have executed and delivered the Employment Agreements required to be executed and delivered pursuant to Section 3 hereof and ABT shall grant the non-qualified stock options to Paul Eros and Gabriel Eros in pursuant to the Non-Qualified Stock Option Agreements attached hereto as Exhibits 10(g)(i) and (ii).

SECTION 11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER, BUYER AND ABT. The obligations of Seller, the Shareholders, Buyer and ABT to consummate transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

   (a) Due Diligence. Buyer and ABT shall have been afforded the opportunity to complete their due diligence and conduct a review of the business and prospects of the Company, Seller and the Shareholders shall have been afforded the opportunity to conduct a review of the business and prospects of ABT, and shall be reasonably satisfied as to such business and prospects.

   (b) No Injunctions. No action or proceeding shall have been instituted or threatened by any governmental authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

   (c) Consents. Any consent to the transaction considered by Seller, Buyer or ABT to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of Seller, the Shareholders, Buyer or ABT, a material adverse effect on the financial condition of the other party, shall have been obtained.

    (d) Corporate Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Seller, the Shareholders, Buyer, ABT and their respective counsel, and Seller, the Shareholders, Buyer, ABT and their respective counsel shall have received all certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

SECTION 12. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

    (a) By written consent of Seller, Buyer and the Company, properly authorized by their respective Boards of Directors and the Shareholders.

    (b) By Buyer and ABT or by Seller and the Shareholders if the transactions contemplated hereby have not been consummated by September 11, 1998, unless extended by mutual consent.

    (c) By Buyer and ABT if since March 31, 1998 there has been a material adverse change in the condition (financial or otherwise), business, assets, liabilities properties, results of operations, earnings or prospects of the Company and the Subsidiary, taken as a whole.

SECTION 13. BUYER'S OBLIGATIONS AT CLOSING. At the Closing, in addition to fulfilling the conditions to closing appearing in this Agreement, Buyer shall deliver to Seller the Purchase Price as more specifically described in Section 3 hereof, together with all other documents and agreements required to be delivered by it hereunder.

SECTION 14. SELLER'S OBLIGATIONS AT CLOSING. At the Closing, in addition to fulfilling the conditions to closing appearing herein, Seller shall deliver to
Buyer:

    (a) certificate(s) representing the Shares, free of all liens, security interests, claims and other encumbrances (i) properly endorsed in blank, or with stock powers executed in blank, and in either case, with the signatures thereon guaranteed by a Canadian chartered bank, with any transfer, stamp or similar taxes upon the transfer of the shares to Buyer paid in full by Seller, or (ii) registered in the name of Buyer, together with a copy of a resolution of the board of directors of the Company consenting to the transfer of the Shares to Buyer, duly certified by the Company's Secretary;

    (b) all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of the Company; and

    (c) if requested by Buyer, resignations, to be effective on delivery, of all officers and directors of the Company.

SECTION 15. SUBSEQUENT EVENTS. Buyer may receive, at its own expense, audited, consolidated financial statements of the Company and the Subsidiary ("Audited Financial Statements"), certified by KPMG Peat Marwick LLP, independent certified public accountants, for all periods required of Buyer under the rules and regulations of the Securities and Exchange Commission (the "Rules"). Seller and the Shareholders hereby agree to provide Buyer and their accountants with full and free access to the books and records of the Company and to cooperate fully with all such representatives of Buyer so that the Audited Financial Statements may be prepared on a timely basis.

SECTION 16. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors, assigns and legal representatives. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, other than the parties hereto, any rights or remedies under or by reason hereof.

SECTION 17. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

SECTION 18. GOVERNING LAW. This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Province of Ontario, applicable to agreements made and to be performed wholly within said province, without regard to the conflict of laws principles of such Province.

SECTION 19. EXPENSES. Buyer, ABT, Seller and each of the Shareholders will each pay its, his or her own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 20. ARBITRATION. Any dispute with respect to this Agreement shall be resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

          The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the Arbitration and Mediation Institute of Ontario Inc. (the "Institute") or such other mediation service as is mutually agreeable to the parties to the dispute under either the Institute's rules or such other commercial mediation rules are mutually agreeable to the parties to the dispute. The mediation shall take place in Toronto, Ontario with representatives of the parties present with full authority to negotiate a settlement. Unless otherwise agreed by all parties to the dispute, the parties must participate in the mediation process with a neutral mediator for at least ten hours over at least two days prior to commencement of any arbitration. If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately arbitration. Thereafter, any other unresolved dispute, including any question regarding the existence of this Agreement, its existence, validity, interpretation or termination, shall be submitted to and finally resolved by arbitration in Ontario under the International Commercial Arbitration Act (Ontario) (the "Act"), as amended from time to time and any statute substituted therefor. The rules and procedures set out in the Act shall apply except to the extent that they are modified by the rules for arbitration set out in EXHIBIT 20.

          Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties. Any such mediation or arbitration shall be conducted in Ontario, Canada.

          Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal's determination of the merits of the controversy.

          The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith. "Costs and fees" for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees. Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

SECTION 21. SEVERABILITY. If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

SECTION 22.  NOTICES.

     (a) All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by facsimile transmission, confirmed by a copy of the facsimile transmission sent by overnight courier, by recognized national overnight courier, or by deposit in the mail, postage prepaid, by express or priority mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

                 (i)   if to Seller and the Shareholders to:

                       Mr. Gabriel A. Eros
                       R.R. 1
                       Norval, Ontario L0P IK0
                       Telecopier No.: (905)877-3312
                       with a copy to:

                       Holmested & Sutton
                       4 King Street West
                       Suite 1201
                       Toronto, Ontario M5H 1B6
                       Attention: Linton W. Scott, Q.C.
                       Telecopier No.: (416)364-9118

                 (ii)  if to Buyer or ABT to:

                       Rothwell Seeds International Company
                       AgriBioTech, Inc.
                       120 Corporate Park Drive
                       Henderson, Nevada 89014
                       Attention: Johnny R. Thomas, CEO
                       Telecopier No.: (888) 800-4841
                       with a copy to:

                       Snow Becker Krauss P.C.
                       605 Third Avenue
                       New York, New York  10158
                       Attention: Elliot H. Lutzker, Esq.
                       Telecopier No.:  (212) 949-7052

          (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

SECTION 23. NON-WAIVERS. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

SECTION 24. ASSIGNMENT. This Agreement may not be assigned by any party without the prior consent of the other parties.

SECTION 25. DISCLOSURE. From and after the date of this Agreement until the Closing or the termination of this Agreement, neither nor either of the Shareholders and Seller will (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning the sale of the Shares or the sale of all or a substantial portion of the assets of the Company with anyone other than Buyer and ABT; or (ii) discuss the sale of the Shares with anyone other than Buyer and ABT and officers and directors of the Company and advisors to Seller and the Shareholders and (iii) unless otherwise required by law or the requirements of any applicable stock exchange, make any public announcement without prior approval of the text of such announcement by Buyer and ABT.

SECTION 26.  MISCELLANEOUS.

          (a) FURTHER ASSURANCES: Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer shall cooperate with and provide assistance to the other in connection with the preparation and filing of all United

States and Canadian federal, state, provincial, local and foreign income tax returns which relate to the Company and/or the Subsidiary and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Company with respect to any audit of any tax returns filed prior to the Closing.

          (b) HEADINGS. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (c) COUNTERPARTS. This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.


          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                              Seller:

                              1304516 ONTARIO INC.

                              By: /s/ Gabriel A. Eros
                                 ---------------------------------------
                                    Gabriel A. Eros, President


                              /s/ Gabriel A. Eros
                              ------------------------------------------
                              Gabriel A. Eros


                              /s/ Mary E. Eros
                              ------------------------------------------
                              Mary E. Eros


                              AGRIBIOTECH, INC.,


                              By: /s/ Kathleen L. Gillespie
                                  --------------------------------------
                                  Kathleen L. Gillespie, Vice President


                              ROTHWELL SEEDS INTERNATIONAL COMPANY


                              By: /s/ Kathleen L. Gillespie
                                 ---------------------------------------
                                  Kathleen L. Gillespie, Vice President